Contact:  Jillian Bartley at LANB, 505 954-5425, jillianb@lanb.com

May 29, 2014
FOR IMMEDIATE RELEASE:

John S. Gulas Named LANB Chief Executive Officer

On May 29, 2014, John S. Gulas was appointed Chief Executive Officer (CEO) of Los Alamos National Bank (LANB) and President and CEO of Trinity Capital Corporation (TCC).  Mr. Gulas was also appointed as a member of the Boards of Directors of LANB and TCC on May 29, 2014.  Mr. Gulas has over 26 years of banking and financial services experience.

"LANB's staff and Board of Directors are pleased to welcome John to our team. His achievements in community banking are outstanding and I'm excited about the opportunities created by the combination of his leadership and our strong team," said Jerry Kindsfather, Chairman of the Boards of Directors of TCC and LANB.
LANB President, Steve Wells said, "John is a proven community banker and I look forward to working with him to create further success at LANB."
Prior to joining LANB and TCC, Mr. Gulas was President and Chief Executive Officer of Farmers National Banc Corporation (Farmers), a position he held since July 2010. Mr. Gulas was recognized by the American Bankers Association for leading Farmers to national acclaim as one of the top community banks in the country, and under Mr. Gulas' management in 2012 and 2013 Farmers was named by Bank Director magazine as one of the best banks with $1 - $5 Billion in assets. From July 2008 to 2010, Mr. Gulas served as Farmers' Chief Operating Officer. From 2005 to 2007, Mr. Gulas was President and Chief Executive Officer of Sky Trust Co., N.A.  Mr. Gulas has also held executive roles with Wachovia and Key Bank. Mr. Gulas served on the Board of Directors and executive committee of the Regional Chamber Foundation in Ohio, in addition to numerous other community and civic boards.
"Chesney and I look forward to becoming a part of the Los Alamos community and experiencing all of the interesting things New Mexico has to offer.  I recognize the proud heritage LANB has and I look forward to working towards even greater success for our customers, employees and shareholders," said Mr. Gulas.
Gulas is a graduate of Youngstown State University with a Bachelors of Arts and The University of Toledo with a Juris Doctor degree.
Mr. Gulas will start on June 2nd, and his wife Chesney and twin daughters will join him in New Mexico shortly afterwards.

Los Alamos National Bank (LANB) is the largest locally-owned bank and one of the largest banks in New Mexico, with current assets of more than $1.5 billion. Through the responsive work of 360 professional employees, LANB is proud to offer a full range of banking services with the highest degree of customer service to businesses and residents in northern New Mexico and the Albuquerque metro area. A true community bank with six full-service locations, LANB ranks as one of the top mortgage lenders in the state. LANB has been voted "Best Bank in Santa Fe" by the readers of the Santa Fe Reporter for the past eight years. LANB was the first corporation in New Mexico, as well as the first and only bank in the nation, to earn the prestigious Malcolm Baldrige National Quality Award. Founded in 1963, LANB is a subsidiary of Trinity Capital Corporation, headquartered in Los Alamos, N.M. For more information, visit LANB.com or call 505-662-5171 (Los Alamos/Santa Fe) or 505-449-5100 (Albuquerque).
# # #